UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 3)*



                     Lehigh Group, Inc. (formerly LVI Group, Inc.)
                                    (Name of Issuer)


                                      Common Stock
                             (Title of Class of Securities)


                            52481610-5 (formerly 502439409)
                                     (CUSIP Number)


             Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











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






     CUSIP No. 52481610-5                13G                   Page 2 of 8 Pages



     1    NAME OF REPORTING PERSON     Base Assets Trust
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     95-6598-256


     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                         (b) [ ]
     3    SEC USE ONLY


     4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Trust organized under the laws of the State of California

                    5    SOLE VOTING POWER
                         0
     NUMBER OF
     SHARES
     BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY EACH       1,920,757
     REPORTING
     PERSON WITH

                    7    SOLE DISPOSITIVE POWER
                         0


                    8    SHARED DISPOSITIVE POWER
                         1,920,757


     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,920,757

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          [ ]

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          24.0%

     12   TYPE OF REPORTING PERSON*
          IC



                         *SEE INSTRUCTION BEFORE FILLING OUT!






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






     CUSIP No. 52481610-5                13G                   Page 3 of 8 Pages



     1    NAME OF REPORTING PERSON Karl W. Dolk, as Trustee of the Base Assets
                                   Trust
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON ###-##-####

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                         (b) [ ]
     3    SEC USE ONLY


     4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                    5    SOLE VOTING POWER
                         0
     NUMBER OF
     SHARES
     BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY EACH       1,920,757
     REPORTING
     PERSON WITH

                    7    SOLE DISPOSITIVE POWER
                         0


                    8    SHARED DISPOSITIVE POWER
                         1,920,757

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,920,757

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          [ ]

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          24.0%

     12   TYPE OF REPORTING PERSON*
          IN


                         *SEE INSTRUCTION BEFORE FILLING OUT!








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     CUSIP No. 52481610-5                13G                   Page 4 of 8 Pages



     1    NAME OF REPORTING PERSON Wilbert F. Schwartz, as Trustee of the Base
                                   Assets Trust
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON      ###-##-####

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                         (b) [ ]
     3    SEC USE ONLY


     4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                    5    SOLE VOTING POWER
                         0
     NUMBER OF
     SHARES
     BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY EACH       1,920,757
     REPORTING
     PERSON WITH

                    7    SOLE DISPOSITIVE POWER
                         0

                    8    SHARED DISPOSITIVE POWER
                         1,920,757

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,920,757

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          [ ]

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          24.0%

     12   TYPE OF REPORTING PERSON*
          IN



                         *SEE INSTRUCTION BEFORE FILLING OUT!








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






     CUSIP No. 52481610-5                13G                   Page 5 of 8 Pages



     1    NAME OF REPORTING PERSON Thomas E. Arnold, as Trustee of the Base
                                   Assets Trust
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON ###-##-####

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                         (b) [ ]
     3    SEC USE ONLY


     4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                    5    SOLE VOTING POWER
                         0
     NUMBER OF
     SHARES
     BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY EACH       1,920,757
     REPORTING
     PERSON WITH

                    7    SOLE DISPOSITIVE POWER
                         0

                    8    SHARED DISPOSITIVE POWER
                         1,920,757

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,920,757

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          [ ]

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          24.0%

     12   TYPE OF REPORTING PERSON*
          IN



                         *SEE INSTRUCTION BEFORE FILLING OUT!








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     CUSIP No. 52481610-5                13G                   Page 6 of 8 Pages



     Item 1(a) Name of Issuer

               Lehigh Group, Inc.

               During 1995, Lehigh Group, Inc. changed its name from LVI Group, Inc. LVI Group, Inc.'s CUSIP No. was 502439409. Prior amendments to Schedule 13G for this issuer were filed under LVI Group, Inc.

     Item 1(b) Address of Issuer's Principal Executive Offices

               470 Park Avenue South
               New York, New York 10016

     Item 2(a) Name of Person Filing

               Reference is made to Item 1 of each of the cover pages of this
               Schedule 13G, which Items are incorporated herein by reference.

     Item 2(b) Address of Principal Business or, if none, Residence

               The address of the Base Assets Trust is 11400 West Olympic Boulevard, Los Angeles, California 90064 and the address of each of the other reporting persons is in care of the Base Assets Trust.

     Item 2(c) Citizenship

               Reference is made to Item 4 of each of the cover pages of this
               Schedule 13G, which Items are incorporated herein by reference.

     Item 2(d) Title of Class of Securities

               Common

     Item 2(e) CUSIP Number

               52481610-5

     Item 3    Type of Reporting Person

               (c)[X] Base Assets Trust, as the liquidating agent of Executive Life Insurance Company In Rehabilitation/Liquidation, is an Insurance Company as defined in Section 3(a)(19) of the Act; the other individual reporting persons, Messrs. Dolk, Schwartz and Arnold, are trustees of the Base Assets Trust.




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     CUSIP No. 52481610-5                13G                   Page 7 of 8 Pages



     Item 4    Ownership

               Reference is made to Items 5-9 and 11 of each of the cover pages of this Schedule 13G, which Items are incorporated herein by reference.

               This statement is filed to reflect a change in the trustees of the Base Assets Trust. On February 27, 1995, Karl W. Dolk was appointed trustee and replaced Richard D. Baum. No change has occurred in the ownership of securities held by Base Assets Trust that are the subject of this Statement.

     Item 5    Ownership of Five Percent or Less of a Class

               Not applicable.

     Item 6    Ownership of More than Five Percent on Behalf of Another Person

               To the knowledge of the reporting persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock.

     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               Not applicable.

     Item 8    Identification and Classification of Members of the Group

               Not applicable.

     Item 9    Notice of Dissolution of Group

               Not applicable.

     Item 10   Certification

               By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




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     CUSIP No. 52481610-5                13G                   Page 8 of 8 Pages



     Signature

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


     Date: February 13, 1996

                              BASE ASSETS TRUST
                              U/A/D September 3, 1993, as amended and restated May 6, 1994

                                   /s/ KARL W. DOLK
                              By:  ____________________________
                                   KARL W. DOLK, Trustee



                                   /s/ WILBERT F. SCHWARTZ
                              By:  ____________________________
                                   WILBERT F. SCHWARTZ, Trustee



                                   /s/ THOMAS E. ARNOLD
                              By:  ____________________________
                                   THOMAS E. ARNOLD, Trustee






















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